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EXHIBIT 2

1120 - 68th Avenue N.E.
Calgary, Alberta, Canada T2E 8S5

PROXY STATEMENT

        The enclosed proxy is solicited by the Board of Directors and the management of NovAtel Inc. ("NovAtel" or the "Company") to be used at the 2005 Annual Meeting of Shareholders (the "Annual Meeting") on Friday, July 29, 2005, for the purposes set forth in the foregoing notice. This proxy statement (the "Proxy Statement") and the enclosed form of proxy (the "Proxy") were first sent to shareholders on or about June 29, 2005.

        If the enclosed Proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. IN THE ABSENCE OF ANY DIRECTION TO THE CONTRARY, THE PERSONS NAMED IN THE ACCOMPANYING PROXY INTEND TO VOTE THE SHARES REPRESENTED THEREBY IN FAVOUR OF THE ELECTION OF THE NOMINEES FOR DIRECTORS, FOR THE APPOINTMENT OF AUDITORS, FOR THE AMENDMENTS TO THE EMPLOYEE STOCK OPTION PLAN AND FOR THE AMENDMENTS TO THE DIRECTORS STOCK OPTION PLAN, ALL AS DESCRIBED IN THIS PROXY STATEMENT. The enclosed Proxy confers discretionary authority upon each person named therein to appoint a substitute proxyholder, to act with respect to matters not specifically mentioned in the Notice of Annual Meeting ("Notice"), but which may properly come before the Annual Meeting and to act with respect to amendments to or variations of matters identified in the Notice. As at the date hereof, management knows of no such amendment, variation or other matters to come before the meeting other than the matters referred to in the Notice and routine matters incidental to the conduct of the Annual Meeting. If any further or other business is properly brought before the Annual Meeting, the proxies will be voted at the discretion of the proxyholder.

        Any shareholder signing a Proxy has the power to revoke it at any time insofar as it has not been exercised by depositing a duly exercised instrument in writing revoking the Proxy either at the Company's office at any time up to and including the last business day preceding the day of the Annual Meeting or any adjournment thereof at which the Proxy is to be used or with the Chairman of the Annual Meeting on the day of the Annual Meeting or any adjournment thereof or in any other manner permitted by law.

        Unless otherwise noted, all information presented herein is as at June 1, 2005.

The dollar amounts presented in this Proxy Statement are in Canadian currency unless otherwise noted
(CDN$1 = US$0.8310 on December 31, 2004), and are presented in accordance with generally accepted accounting principles in Canada.

VOTING SECURITIES

        The Board of Directors has fixed June 9, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Only shareholders of record on the books of the Company as of 5:00 p.m., on Thursday, June 9, 2005, (the "Record Date") will be entitled to vote at the Annual Meeting.

        As of the close of business on the Record Date, there were 8,278,015 Common Shares of the Company outstanding, with each Common Share entitling the holder to one vote per share. Quorum for the Annual Meeting shall be persons present not being less than two in number and holding or representing by proxy not less than 33.3% of the issued and outstanding shares of the Company for the time being with the right to vote at the Annual Meeting. The election of directors, the appointment of Deloitte & Touche LLP as auditors; the approval of the amendments to the Employee Stock Option Plan and the approval of the amendments to the Directors Stock Option Plan require the affirmative vote of a majority cast, in person or by proxy, by the holders of Common Shares.

FORM 20-F

        Shareholders may obtain without charge a copy of the Company's 2004 Annual Report on Form 20-F as filed with the US Securities and Exchange Commission. For copies, please contact Sonia Ross at the Company's principal executive office: NovAtel Inc., 1120 - 68th Avenue N.E., Calgary, Alberta, Canada T2E 8S5, or view the Annual Report on Form 20-F on the Company's website: www.novatel.com.

ELECTION OF DIRECTORS

        The persons named below are nominees for director to serve until the next Annual Meeting of Shareholders or until their successors shall have been elected. The number of directors to be elected is eight. Six of the nominees for director for the coming year served on the Board of Directors during all of the previous year. Two of the nominees for director were appointed to the Board of Directors in March, 2005.

        Set forth below is certain information concerning the nominees which is based on data furnished by them.

Name of Nominee	Age	Principal Occupation	Director Since	Number and Type of Securities Owned or Controlled
Patrick C. Fenton	47	Vice President & Chief Technology Officer, NovAtel	2005	75,125	(1)
Werner Gartner	48	Executive Vice President & Chief Financial Officer, NovAtel	2001	119,250	(2)
Robert J. Iverach	57	Counsel (Associate), Felesky Flynn LLP	2005	5,000	(3)
Jonathan W. Ladd	49	President & Chief Executive Officer, NovAtel	2002	40,000	(4)
Richard D. Orman	56	Executive Vice-Chairman, Exceed Energy Inc.	1994	—
Joel A. Schleicher	53	Chairman & Chief Executive Officer, Integrated Solutions, Inc.	1997	3,500	(5)

Charles R. Trimble	63	Chairman, United States GPS Industry Council (USGIC)	2002	5,250	(6)
David E. Vaughn	59	President, Foursome Technologies	2001	—

Notes:

(1)
Represents 75,125 vested stock options to purchase Common Shares.

(2)
Represents Common Shares, including 101,250 vested stock options to purchase Common Shares.

(3)
Represents Common Shares.

(4)
Represents Common Shares, including 20,000 vested stock options to purchase Common Shares.

(5)
Represents 3,500 vested stock options to purchase Common Shares.

(6)
Represents 5,250 vested stock options to purchase Common Shares.

        The following is a brief biography of each nominee, which includes a description of their present occupation and their principal occupations during at least the past five years.

Patrick C. Fenton
Mr. Fenton was appointed Chief Technology Officer in January 2002 and has served as a director of the Company from March 2005. Mr. Fenton previously served as Vice President, Technology of the Company from October 1998 and as Vice President, Research and Development of the Company from March 1997 until October 1998. Mr. Fenton previously served as Director, Research and Development for NovAtel's GPS business unit from February 1995 until March 1997 and was Chief Engineer for the GPS business unit from November 1993 to February 1995.
Werner Gartner
Mr. Gartner was appointed Executive Vice President and Chief Financial Officer of the Company in October 1996 and has served as a director of the Company from July 2001. Mr. Gartner also served as a director of the Company from November 1995 until May 1998. From November 2000 to February 2001, Mr. Gartner, in addition to his regular duties, served as Acting Interim President and Chief Executive Officer of the Company. From August 1990 to October 1996, Mr. Gartner served in a variety of financial positions at the Company including Vice President, Finance and Corporate Controller.
Robert J. Iverach, Q.C.
Mr. Iverach was appointed as a director of the Company in March 2005. Mr. Iverach currently serves as a Counsel (Associate) with the law firm of Felesky Flynn LLP. From May 1978 to December 2004, Mr. Iverach served as a Partner with Felesky Flynn LLP. Mr. Iverach also serves as a director and Assistant Secretary to Win Energy Corporation.
Jonathan W. Ladd
Mr. Ladd was appointed President and Chief Executive Officer of the Company in February 2002 and has served as a director of the Company from July 2002. From July 2001 to November 2001, Mr. Ladd served as Senior Vice President, Precision Engineering at Thales Navigation Inc., a satellite positioning product company, and President of Thales' Russian subsidiary, Ashtech A/O. From January 1998 to July 2001, Mr. Ladd served in several other management positions at Magellan Corporation, a satellite positioning product company, including Senior Vice President, Advanced Technology Group and Vice President and General Manager of Ashtech Precision Products Business Unit.

Richard D. Orman
Mr. Orman has served as Vice Chairman of the Board of Directors of the Company since March 1997 and as a director of the Company since January 1994. Mr. Orman currently serves as Executive Vice-Chairman of Exceed Energy Inc. and as a director of Daylight Energy Trust. From June 1999 to April 2003, Mr. Orman served as Chairman and Chief Executive Officer of Hemisphere International Inc. From March 1996 to October 1998, Mr. Orman served as Chairman and Chief Executive Officer of Kappa Energy Company Inc. and as a director until January 2000. From May 1986 to December 1992, Mr. Orman served as a member of the Alberta legislature and as Minister of Employment from May 1986 to September 1988, Minister of Labour from September 1988 to April 1989 and Minister of Energy from April 1989 to December 1992.
Joel A. Schleicher
Mr. Schleicher has served as a director of the Company since March 1997. Mr. Schleicher currently serves as Chairman and Chief Executive Officer for Integrated Solutions, Inc. From June 2000 to July 2002, Mr. Schleicher served as Chairman and Chief Executive Officer of Interpath Communications Inc. (prior to their acquisition of USinternetworking, Inc.) and continues to serve on its board. Mr. Schleicher served as Chairman and Chief Executive Officer of Expanets, Inc. from June 1998 to January 2000. Mr. Schleicher served as a business consultant, advisor and investor with and to private equity firms from July 1997 to June 1998. From June 1996 to June 1997, Mr. Schleicher served as President and Chief Executive Officer of ProCommunications, Inc. From 1989 to July 1995, Mr. Schleicher served as Chief Operating Officer for and a board member for Nextel Communications, Inc. Mr. Schleicher also serves as a director of TechTronic Industries Co. Ltd., a public company in Hong Kong.
Charles R. Trimble
Mr. Trimble has served as a director of the Company since January 2002. Mr. Trimble currently serves as Chairman of the United States GPS Industry Council. Mr. Trimble also serves as a director of KVH Industries, Inc. Mr. Trimble was one of the founders of Trimble Navigation Limited, a provider of GPS and other positioning technologies and products, in 1978 and served as President, Chief Executive Officer and a director of such company from 1981 to 1998.
David E. Vaughn
Mr. Vaughn has served as a director of the Company since July 2001 and was elected Chairman of the Board of Directors in March 2004. Mr. Vaughn also served as President and Chief Executive Officer of the Company from February 2001 to February 2002. Mr. Vaughn currently serves as President of Foursome Technologies, a consulting firm. From January 1999 to December 2000, Mr. Vaughn served as Senior Vice President and Chief Operations Officer with Magellan Corporation. Also with Magellan Corporation, Mr. Vaughn served as Senior Vice President, Strategic Business Alliances from August 1998 to January 1999. From June 1991 to July 1998, Mr. Vaughn served with Trimble Navigation Limited, a provider of GPS and other positioning technologies and products, in a variety of positions including Executive Vice President, Tracking and Communications Products Division and, most recently, as Executive Vice President, Corporate Business Development.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

FURTHER INFORMATION CONCERNING
THE BOARD OF DIRECTORS

The Board of Directors and Committees of the Board

        During 2004, the Board of Directors held a total of 12 meetings. All members of the Board of Directors attended at least 75% of the meetings of the Board of Directors and all committees of the Board on which they served. The independent directors meet in executive session without management and the other directors present at least twice a year. Mr. Gregory O. Baylin and Mr. Gregory A. Yeldon resigned from the Board of Directors on February 8, 2005.

        The Board of Directors has an Audit Committee and a Compensation Committee but does not have an executive committee or nominating committee.

  Audit Committee

        The Audit Committee assists the Board of Directors of the Company in fulfilling its responsibilities for oversight and supervision of financial and accounting matters. The Audit Committee responsibilities include the engagement or discharge of independent auditors, reviewing the plan and results of the auditing engagement with the independent auditors, reviewing the Company's internal auditing procedures, system of internal accounting controls and financial management and the making of inquiries into matters within the scope of this Committee's functions. The members of the Audit Committee are Richard D. Orman, Joel A. Schleicher and Charles R. Trimble. The Board of Directors has determined that all members of the Audit Committee are "independent directors", as defined in Rule 4200 of the National Association of Securities Dealers' ("NASD") listing standards, and that Joel A. Schleicher is the Company's "audit committee financial expert", as determined under Regulation S-K Item 401(h) of the Securities Exchange Act of 1934. The Board of Directors of the Company and the Audit Committee have adopted a written charter of the Audit Committee, which is included in this Proxy Statement as Schedule 1. The Audit Committee reviews and assesses the adequacy of the charter on an annual basis.

        The Audit Committee was constituted in March 1997, after completion of the Company's initial public offering. During 2004, the Audit Committee held five meetings and acted by unanimous written consent on occasion. The Audit Committee will be reconfirmed for the coming year after the Annual Meeting.

        The Audit Committee oversees the operation of an anonymous and confidential toll free telephone number and website which employees and the public may call with respect to perceived accounting irregularities and ethical violations, and has set up a procedure for the receipt, retention, treatment and regular review of any such reported activities. Confidential contact details are available on the Company's website at www.novatel.com under Investor Relations/Governance/Code of Ethics.

  Compensation Committee

        The role of the Compensation Committee is to ensure that the Company has a competent executive management in place and a total compensation plan that is competitive, motivating and rewarding for participants. The Compensation Committee reviews and makes recommendations to the Board of Directors of the Company concerning the compensation of the key management employees of the Company and is responsible for the administration of the Company's Employee Stock Option Plan, Directors Stock Option Plan and the Employee Long-term Incentive Plan (collectively, the "Plans"). The members of the Compensation Committee are Richard D. Orman and David E. Vaughn. The Board of Directors has determined that Mr. Orman is an "independent director", as defined in Rule 4200 of the NASD listing standards and Mr. Vaughn will be an independent director as at July 31, 2005.

        The Compensation Committee was constituted in March 1997, after completion of the Company's initial public offering. During 2004, the Compensation Committee held three meetings and acted by unanimous written consent on occasion. The Compensation Committee will be reconfirmed for the coming year after the Annual Meeting.

Director Nominations

        The Corporation does not have a nominating committee. Due to the limited size of the Board of Directors, the Board does not believe that a separate nominating committee is currently necessary. Instead, all current directors take part, as necessary, in selecting any required nominees. The Board currently considers candidates for Board membership as suggested by its members. The director nominees are either selected, or recommended for the Board's selection, by a majority of the independent directors.

        The Board will consider any director candidate recommended by security holders, provided that the candidate satisfies the minimum qualifications for directors as established from time to time by the Board. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company's Corporate Secretary in writing with any supporting material the shareholder considers appropriate. To be considered, shareholders must submit recommendations to the Company's Corporate Secretary for consideration by the Board no later than 120 days before the annual meeting of shareholders. To date, the Board has not received any recommended nominees for consideration at the 2005 Annual Meeting from any non-management shareholder or group of shareholders that beneficially owns five percent of the Company's voting stock.

        The Board believes that it is necessary that a majority of the members of the Board be independent directors, as defined in NASD Rule 4200(a)(15). When considering potential director candidates, the Board also considers the candidate's knowledge, experience, integrity, leadership, reputation and ability to understand the Company's business. In addition, all director nominees must possess certain core competencies, some of which may include experience in the Company's industry, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a Chief Executive Officer or Chief Financial Officer.

Director Independence

        The Board of Directors has determined that each of Messrs. Iverach, Trimble, Orman, and Schleicher are "independent directors", as defined in Rule 4200 of the NASD listing standards and Mr. Vaughn will be an independent director as at July 31, 2005. These directors represent a majority of the Board members.

Shareholder Communication with the Board of Directors

        Shareholders may send correspondence to the Board of Directors or any member of the Board of Directors, c/o the Corporate Secretary at the Company's principal executive offices at 1120 - 68th Avenue N.E., Calgary, Alberta, Canada T2E 8S5. The Corporate Secretary reviews all such correspondence and regularly forwards to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Director Attendance at Annual Meetings

        Directors are encouraged to attend the Annual Meeting of Shareholders in person. Six directors attended the Company's annual meeting in 2004.

Compensation of Directors

        Directors do not have service contracts with the Company. The Company compensates its directors who are not employees of the Company a base amount of $20,000 per year. The Chairman of the Board receives an additional $20,000 annually. Additional payments of $10,000 annually are paid to all members of the Audit Committee. The Chairman of the Audit Committee receives an additional $10,000. Directors are paid $1,000 for attendance at meetings of the Board of Directors, the Compensation Committee and the Audit Committee, with an additional $200 per hour payable for attendance at all supplemental meetings. In addition, all directors are reimbursed for expenses incurred by them in their capacity as directors.

        The non-employee directors of the Company have not received stock options of the Company as compensation for their services since January 2002. If the shareholders approve the amendments to the Directors Stock Option Plan, each non-employee director will receive, on the date of the 2005 Annual Meeting, an option to purchase the number of Common Shares of the Company determined by dividing US$40,000 by the closing price of the Company's Common Shares on the date of the 2005 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

        No member of the Board of Directors or of the Compensation Committee serves as a member of any other Board of Directors or Compensation Committee which has a relationship with the Company.

Directors' and Officers' Insurance

        The Company maintains a comprehensive directors and officers liability policy for events arising prior to CMC Electronics acquiring majority control of the Company on April 17, 1998. This policy was purchased for $42,000 for the policy period from December 1, 2000 to December 1, 2005. The policy covers limits of liability for each loss and for each policy period of $10 million with a $250,000 deductible for any claims.

        CMC Electronics maintains a comprehensive directors and officers liability policy for events arising subsequent to April 17, 1998 and prior to April 12, 2001. This policy was purchased for the period April 1, 2001 to April 1, 2007. Directors and officers of the Company are covered by this policy which covers limits of liability for each loss and for the policy period of $35 million with a $250,000 deductible for US securities related claims and $100,000 deductible for other claims. The Company's share of the premium for this policy was $31,200.

        Onex Corporation, which controls, directly or indirectly, a majority of the common shares of CMC Electronics, maintains a comprehensive directors and officers liability policy which covers the Company's directors and officers for events arising subsequent to April 12, 2001. The Onex Corporation policy, in place until November 29, 2005, for events that occurred prior to February 3, 2005, covers limits of liability for each loss and for each policy period of US$75 million to be shared with other Onex companies, with US$2.5 million deductible for securities related claims and for US claims and US$1 million deductible for other claims. The Company's share of the premium for this policy is estimated to be $32,000.

        The Company maintains comprehensive directors and officers liability policies for events arising subsequent to January 27, 2005. These policies, in place until January 28, 2006, cover limits of liability for each loss and for each policy period, of US$10 million primary coverage with a US$250,000 deductible for any claims and US$10 million excess coverage. The annual premium for these policies is US$212,000.

EXECUTIVE COMPENSATION

Summary of Executive Compensation

        The following table provides a summary of the compensation paid during each of the three most recently completed fiscal years to each of the executive officers, including the Chief Executive Officer and the four next most highly compensated executive officers of the Company who are currently serving as executive officers of the Company and whose total salary and other compensation during the fiscal year ended December 31, 2004 exceeded $100,000 (the "Named Executive Officers").

		Annual Compensation					Long-Term Compensation
							Awards			Payout
Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Other Annual Compensation ($)		Restricted Shares or Restricted Share Units ($)		Securities Under Options/ SARs Granted (#)	LTIP Payouts ($)	All Other Compensation ($)

Jonathan W. Ladd CEO & President	2004 2003 2002	294,595 282,383 239,038	(5)	329,754 176,148 119,418	14,198 14,674 —	(2) (2)	71,500 — —	(3)	— 50,000 30,000	— — —	— 6,079 130,830	(4) (4)

Werner Gartner Executive Vice President & CFO	2004 2003 2002	185,567 177,902 169,837		161,992 79,176 69,300	9,266 9,129 8,359	(2) (2) (2)	36,036 — —	(3)	— 15,000 15,000	— — —	— — —

Patrick C. Fenton Chief Technology Officer	2004 2003 2002	160,696 154,027 149,589		140,290 68,551 60,000	8,025 8,004 7,772	(2) (2) (2)	31,200 — —	(3)	— 12,500 10,000	— — —	— — —

Farlin A. Halsey Vice President, Marketing	2004 2003 2002	158,744 153,524 72,329	(6)	134,068 62,100 32,548	7,930 7,967 —	(2) (2)	23,288 — —	(3)	— 9,000 20,000	— — —	— — 63,243	(4)

Graham C. Purves Vice President, Sales	2004 2003 2002	149,432 143,759 136,877		134,068 72,800 56,000	7,371 7,344 6,998	(2) (2) (2)	21,840 — —	(3)	— 10,500 7,500	— — —	— — —

Tony J. Murfin Vice President, Business Development	2004 2003 2002	140,899 133,054 129,452		134,068 59,125 52,000	7,031 6,905 6,715	(2) (2) (2)	21,355 — —	(3)	— 10,500 15,000	— — —	— — —

All directors and executive officers as a group(7)	2004 2003 2002	1,283,333 1,172,999 550,662		1,034,240 517,900 188,718	53,821 54,022 8,359		205,219 — —		— 107,500 118,500	— — —	— 6,079 236,099

Notes:

(1)
The Company has an annual bonus plan that provides bonuses payable to senior management. The amounts payable under the plan are based on achieving certain levels of operating profit. The amounts paid were pursuant to the plan.

(2)
Represents matching contributions made by the Company on behalf of each Named Executive Officer into their respective Registered Retirement Savings Plans.

(3)
Represents values for awards of phantom share units issued pursuant to the 2004 Employee Long-term Incentive Plan. The value of the units are payable in cash subject to performance vesting conditions. Vesting will occur on December 31, 2006 if the cumulative revenue and operating income for the three years ending December 31, 2006 exceeds certain pre-determined performance objectives. As of December 31, 2004, the following number and value of the phantom stock units were held by each executive officer listed in the table: Ladd (5,730 units, $242,003); Gartner (2,888 units, $121,985); Fenton (2,500 units, $105,615); Halsey (1,866 units, $78,830); Purves (1,750 units, $73,930); and Murfin (1,711 units, $72,288). No dividends are paid on phantom share units. The plan will be liquidated and amounts payable to the participants will be paid out in the event of a change of control of NovAtel based on the months of completed service and the relative success in achieving the performance targets.

(4)
Represents relocation costs paid by the Company.

(5)
Mr. Ladd was appointed Chief Executive Officer and President in February 2002.

(6)
Mr. Halsey was appointed Vice President, Marketing in July 2002.

(7)
All directors and executive officers as a group (twelve persons in 2004, twelve persons in 2003 and ten persons in 2002).

Options Granted During the Year Ended December 31, 2004

        No options to purchase Common Shares were granted to the Named Executive Officers during the fiscal year ended December 31, 2004.

Options Exercised During the Year Ended December 31, 2004

        The following table sets forth details of: (i) options exercised, and the value thereof, by the Named Executive Officers during the fiscal year end December 31, 2004, (ii) the number of unexercised options as at December 31, 2004 (exercisable and unexercisable) held by the Named Executive Officers and (iii) the value of unexercised "in-the-money" options as at the fiscal year ended December 31, 2004, (exercisable and unexercisable) held by the Named Executive Officers (based on a closing share price of US$44.39).

			Unexercised Options December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004 (US$)
	Securities Acquired on Exercise (#)	Aggregate Value Realized (US$)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Jonathan W. Ladd CEO and President	27,500	$364,700	—	52,500	$—	$2,208,600

Werner Gartner Executive Vice President & CFO	16,500	$209,452	90,750	21,750	$3,398,517	$918,225

Patrick C. Fenton Chief Technology Officer	17,625	$260,912	67,000	16,875	$2,471,630	$712,514

Farlin A. Halsey Vice President, Marketing	5,000	$113,400	3,750	16,750	$155,050	$697,345

Graham C. Purves Vice President, Sales	40,875	$676,511	24,923	14,125	$897,948	$596,630

Tony J. Murfin Vice President, Business Development	—	—	10,500	17,125	$429,239	$722,622

        The Company's Employee Stock Option Plan and Directors Stock Option Plan (collectively, the "Plans") authorize the grant of options to purchase Common Shares to employees of the Company or employees of a related company and non-employee directors of the Company, respectively.

        Each of the Plans may be administered by either the Company's Board of Directors or by a committee of the Board of Directors. The Board of Directors has appointed the Compensation Committee to administer the Plans. The Compensation Committee has all discretion and authority necessary or appropriate to administer each of the Plans including the authority to determine which employees will be granted options, the number of Common Shares subject to each option and the terms and conditions of such options. The price at which options may be granted under the Employee Stock Option Plan must be fixed by the Compensation Committee at any price that the Compensation Committee may determine in the exercise of its sole discretion in good faith. The Employee Stock Option Plan and the Directors Stock Option Plan each provide that the per share exercise price for an option may not be less than the fair market value per Common Share at the date of grant. Under each of the Plans, options issued thereunder must be exercised no later than 10 years from the date granted, subject to certain restrictions applicable to options granted to a shareholder who holds more than 10% of the Common Shares, in the case of the Employee Stock Option Plan.

        The vesting schedule for each option granted pursuant to the Plans is specified by the Compensation Committee at the time of the grant. The vesting of outstanding options may be accelerated by the Board of Directors or the Compensation Committee, as the case may be, at such times and in such amounts as the Board of Directors or the Compensation Committee, as the case may be, determines in its sole discretion. Options that have been outstanding for at least six months immediately vest upon a change of control and are fully exercisable for a specified number of days depending on the nature of the event resulting in a change of control.

        Options granted under the Plans are non-transferable. Vested options granted under each of the Plans terminate on the earlier of: (i) the expiry of the option (as discussed above); (ii) the expiry of 90 days from the date that an optionee ceases to be employed by or ceases to be a member of the Board of Directors of the Company, as the case may be, for reasons other than death or disability; and (iii) the expiry of one year from the date of death of an optionee or the date that an optionee ceases to be employed by or ceases to be a member of the Board of Directors of the Company, as the case may be, by reason of disability.

2004 Employee Long-term Incentive Plan

        In February 2005, the Board of Directors approved the 2004 Employee Long-term Incentive Plan ("LTI Plan") which authorizes the grant of phantom shares to management and employees of the Company. The Board of Directors is ultimately responsible for the LTI Plan and has designated overall responsibility for the LTI Plan to the Compensation Committee. The number of phantom shares available for issuance is approximately 44,000.

        All grants made under the LTI Plan were effective as of January 1, 2004 and have a three-year term ending on December 31, 2006. Grants are subject to performance vesting conditions. Vesting will occur on December 31, 2006, if pre-set performance objectives for revenue and operating income are satisfied. Payments with respect to each grant under the LTI Plan will be made in cash, on or about March 31, 2007, subject to approval of the December 31, 2006 year end audited financial results. The value of a phantom share at the time of payment will be based on the 20-day average of the closing price of NovAtel Common Shares.

        The LTI Plan will be liquidated and amounts payable to participants will be paid out in the event of a change of control of NovAtel. The amount payable will be pro rated based on months of completed service within the LTI Plan term and relative success in achieving the performance targets to the most recently completed quarter.

Management Employment Contracts

        Jonathan W. Ladd, Werner Gartner and Patrick C. Fenton have employment contracts which provide for, among other things, industry standard covenants in the Company's favour, including non-competition covenants for one year following termination. The contracts also provide that the Company can terminate an officer without cause upon which event the officer is entitled to payments ranging from one to one and one-half times his annual salary plus accelerated vesting of certain options, depending on the contract. In addition, the contracts contain provisions relating to payments and accelerated vesting of stock options upon a termination within a certain amount of time of a change of control of the Company, with payments ranging from one and one-half to two times salary, depending on the contract.

Equity Compensation Plan Information

        The following table gives information about the Company's shares that may be issued upon the exercise of options, under all of the Company's equity compensation plans as of December 31, 2004.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans(1)(2)
Equity compensation plans approved by security holders	574,108	US$4.51	112,221
Equity compensation plans not approved by security holders	—	—	—

Notes:

(1)
Amount represents 112,221 Common Shares of the Company available for future issuance under the Company's Employee Stock Option Plan at December 31, 2004. There were no Common Shares of the Company available for future issuance under the Company's Directors Stock Option Plan at December 31, 2004.

(2)
The Company granted 112,000 options to purchase Common Shares to employees on May 13, 2005. The options have an exercise price of US$19.61, vest over four years and expire five years from the date of grant.

AMENDMENTS TO
EMPLOYEE STOCK OPTION PLAN

        In October 1996, the Company adopted the Employee Stock Option Plan (the "Option Plan") pursuant to which an aggregate of 740,000 Common Shares were originally reserved for issuance to eligible employees and other persons. In July 1998, July 2002 and July 2004, the shareholders of the Company approved increases in the number of shares authorized for issuance by 250,000, 125,000 and 90,000, respectively, bringing the total number of shares available under the Option Plan to 1,205,000. As of June 1, 2005, the Company has issued 1,203,174 options under the Option Plan, of which 542,864 options are outstanding. In June 2005, the Board of Directors of the Company amended the Option Plan, subject to shareholder approval at the Annual Meeting, to increase the number of shares authorized for issuance under the Option Plan by 335,000.

Amendments to Option Plan

        The increase in the number of shares authorized for issuance ensures that a sufficient number of Common Shares are available under the Option Plan to be able to grant options to employees in the two year period ending June 30, 2007. As of June 1 2005, the number of shares available for future grants is 1,826, which would increase to 336,826, if the proposal is approved.

        The June 2005 amendments to the Option Plan also provide that the minimum exercise price of stock options be no less than 100% of the fair market value on the date of grant, that neither the Board of Directors nor the Compensation Committee be authorized to materially amend the Option Plan without shareholder approval; and re-pricing of stock options (including the cancellation and exchange of options) not be permitted without shareholder approval. In addition, the number of Common Shares available for future grant, together with the number of Common Shares issuable upon exercise of outstanding options under the Employee Stock Option Plan and the Directors Stock Option Plan, collectively, may not exceed 13% of the Common Shares outstanding at any time.

        Set forth below is a summary of certain of the principal features of the Option Plan, as amended.

Summary of Plan

        The Option Plan provides for the granting of stock options ("Options") to employees and to such other persons that have or will provide some service to the Company or a related company. The purpose of the Option Plan is to attract and retain the best available personnel for positions of substantial responsibility. The Option Plan is administered by the Compensation Committee of the Board of Directors.

        The price of the Company's Common Shares subject to each Option (the "Option Price") is set by the Compensation Committee and shall not be less than 100% of the fair market value per Common Share. The Compensation Committee set an Option Price of 115% of fair market for option grants made in May 2005. Options granted under the Option Plan are exercisable at the times and on the terms established by the Compensation Committee. The Compensation Committee may accelerate the exercisability of any Option. Options may also be accelerated in the event the Company is liquidated or dissolved or if certain conditions are met with respect to a change of control.

        Vested Options terminate 90 days after an optionee's termination for any reason other than death or disability. Unvested Options terminate immediately upon the termination of an optionee's employment or service to the Company. Unless provided otherwise by the Compensation Committee, all Options granted, except incentive stock options, shall expire ten years from the date of grant. The expiration date shall not be later than ten years from the date of grant for incentive stock options. However, any Option granted to a greater than ten percent shareholder of the Company shall not be exercised later than five years from the date of grant. The Compensation Committee set an Option expiration date of five years from the date of grant for Options granted in May 2005. No incentive stock options have been granted. The Option Price must be paid in full in cash or its equivalent at the time of exercise. The Compensation Committee may also permit payment of the Option Price by the tender of previously acquired Common Shares of the Company or such other mechanism approved by the Compensation Committee from time to time.

        At the Annual Meeting, shareholders will be asked to approve the following resolution:

  "BE IT RESOLVED THAT the amendments to the Employee Stock Option Plan, as more fully described in the Proxy Statement dated June 16, 2005 under the section entitled "Amendments to Employee Stock Option Plan" be and are hereby approved; and

  BE IT FURTHER RESOLVED THAT any officer or director of the Company be and each of them is hereby authorized, for and on behalf of the Company, to execute and deliver such other documents and instruments and take such other actions as such officer or director may determine to be necessary or advisable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents or instruments and the taking of any such action."

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE THE AMENDMENTS TO THE NOVATEL INC. EMPLOYEE STOCK OPTION PLAN.

AMENDMENTS TO
DIRECTORS STOCK OPTION PLAN

        In October 1996, the Company adopted the Directors Stock Option Plan (the "Directors Option Plan") pursuant to which an aggregate of 111,000 Common Shares were originally reserved for issuance to eligible non-employee directors of the Company. In July 2002, the shareholders of the Company approved an increase in the number of shares authorized for issuance by 35,000. In June 2004, the Board of Directors amended the Directors Option Plan to eliminate any remaining shares authorized for issuance under the Directors Option Plan. As of June 1, 2005, the Company has issued 96,000 options under the Directors Option Plan, of which 14,000 options are outstanding. In June 2005, the Board of Directors amended the Directors Option Plan, subject to shareholder approval at the Annual Meeting, to increase the number of shares authorized for issuance under the Directors Option Plan by 45,000.

Amendments to Directors Option Plan

        It is proposed that shareholders approve the amendment to the Directors Option Plan to increase the number of shares authorized for issuance under the Directors Option Plan by 45,000. The reason for this increase is to ensure that a sufficient number of Common Shares are available under the Directors Option Plan to be able to grant options to non-employee directors in 2005, 2006 and 2007. As of June 1, 2005, the number of shares available for future grants was nil, which would increase to 45,000 if the proposal is approved.

        The June 2005 amendments to the Directors Option Plan also provide that discretionary grants to non-employee directors be replaced with annual non-discretionary grants pursuant to the terms of the plan; that neither the Board of Directors nor the Compensation Committee be authorized to materially amend the Directors Option Plan without shareholder approval; and that re-pricing of stock options (including the cancellation and exchange of options) not be permitted without shareholder approval. In addition, the number of Common Shares available for future grant, together with the number of Common Shares issuable upon exercise of outstanding options under the Employee Stock Option Plan and the Directors Stock Option Plan, collectively, may not exceed 13% of the Common Shares outstanding at any time.

        Set forth below is a summary of certain of the principal features of the Directors Option Plan, as amended.

Summary of Plan

        The Directors Option Plan provides for the granting of stock options ("Directors Options") to eligible non-employee directors of the Company. The purpose of the Directors Option Plan is to attract and retain the best available persons for positions on the Company's Board of Directors. The Directors Option Plan is administered by the Compensation Committee of the Board of Directors.

        Under the amended Directors Option Plan, each non-employee director automatically will receive upon joining the Board of Directors and on the date of each subsequent annual meeting at which he or she is a non-employee director, a Directors Option to purchase such number of Common Shares as determined by dividing US$40,000 by the fair market value of a Common Share on the date of the annual meeting in question. Any fractional share will be rounded up to the next full share. For purposes of the Directors Option Plan, fair market value on any date means the closing selling price for a Common Share on The NASDAQ Stock Market on that date.

        For example, if the fair market value of a Common Share on the date of the annual meeting in question was US$25.00, then the non-employee director would receive a Directors Option to purchase 1,600 shares (i.e., US$40,000 divided by US$25.00).

        The exercise price of the shares subject to each Directors Option will be 100% of the fair market value of the shares on the date of grant. Each Directors Option will become exercisable one year from the date of grant of the Directors Option; provided however that if prior to such date the participant terminates his or her service on the Board of Directors on account of death or disability, then the Directors Option will become exercisable in full on the date of such termination of service. Each Directors Option will terminate five years from the date of grant of the Directors Option. In addition, each Directors Option provides that, until the non-employee director resigns or does not stand for re-election, a non-employee director may only sell up to 50% of the shares received upon exercise of a Directors Option.

        At the Annual Meeting, shareholders will be asked to approve the following resolution:

  "BE IT RESOLVED THAT the amendments to the Directors Stock Option Plan, as more fully described in the Proxy Statement dated June 16, 2005 under the section entitled "Amendments to Directors Stock Option Plan" be and are hereby approved; and

  BE IT FURTHER RESOLVED THAT any officer or director of the Company be and each of them is hereby authorized, for and on behalf of the Company, to execute and deliver such other documents and instruments and take such other actions as such officer or director may determine to be necessary or advisable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents or instruments and the taking of any such action."

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE THE AMENDMENTS TO THE NOVATEL INC. DIRECTORS STOCK OPTION PLAN.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors reviews and recommends the compensation arrangements for the executive officers of the Company and administers the Company's stock option plans and performance incentive plans. During 2004, the members of the Compensation Committee were Richard D. Orman, Gregory A. Yeldon and David E. Vaughn. Mr. Yeldon resigned from the Board of Directors on February 8, 2005.

        Executive compensation is composed of three components: base salary, annual performance bonuses and long-term incentive awards. In setting each of these components, the Compensation Committee reviews comparative compensation data of peer companies.

        The Compensation Committee reviews and sets the base salary for Mr. Ladd, Mr. Gartner and Mr. Fenton and reviews and approves the base salaries of Mr. Halsley, Mr. Purves and Mr. Murfin, as negotiated by the CEO. The CEO participates in the same programs and receives compensation based on the same factors as the other executive officers. However, the CEO's overall compensation reflects a greater degree of policy and decision making authority and a higher level of responsibility with respect to the strategic direction and financial and operational results of the Company. The annual base salary of Mr. Ladd was $297,440, as of December 31, 2004.

        In 2004, the Compensation Committee approved an annual bonus plan for senior management, based on achieving certain levels of operating profit. Each year, the Compensation Committee considers the Company's performance from the prior year and objectives as well as expectations for the Company in the upcoming year. A bonus, based on this plan, was awarded for 2004 to Mr. Ladd of $329,754. In recent prior years, annual performance bonuses were awarded based on the executives' success in achieving budgeted operating profit.

        The long-term incentive awards, consisting of stock options and phantom shares are awarded to the executive officers at the discretion of the Compensation Committee. The stock options and phantom shares are used as incentives for the executive officers to create value for shareholders. The Compensation Committee views stock options and phantom shares as an important component of its long-term performance based compensation philosophy. In lieu of an annual option grant in 2004, Mr. Ladd was granted 5,730 performance based phantom share units, which will vest on December 31, 2006 only if certain financial objectives are satisfied.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:
June 1, 2005

        Richard D. Orman
        David E. Vaughn

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors is comprised of three directors, Joel A. Schleicher, Richard D. Orman and Charles R. Trimble. All members of the Audit Committee are "independent directors", as defined in Rule 4200 of the NASD listing standards, and Mr. Schleicher is the Company's "audit committee financial expert", as determined under Regulation S-K Item 401(h) of the Securities Exchange Act of 1934.

        The Board of Directors and the Audit Committee have adopted a written charter of the Audit Committee. The Board of Directors and the Audit Committee review and assess the adequacy of the charter on an annual basis. A copy of the charter is included as Schedule 1 to this Proxy Statement.

        The Audit Committee held five meetings in 2004. The meetings were held for those purposes as set out in the adopted written charter and to facilitate communications between the Audit Committee, management and the Company's independent auditors, Deloitte & Touche LLP.

        During these meetings, the Audit Committee reviewed and discussed with management the Company's quarterly financial results and annual audited financial statements prior to release, filing or distribution. The discussions also included those matters that the Statement on Auditing Standards No. 61 (Communication with Audit Committees) required addressing with the independent auditors. The Company's independent auditors also provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors their independence. Based on these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 20-F for the year ended December 31, 2004 filed with the US Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:
June 1, 2005

        Joel A. Schleicher, Chair
        Richard D. Orman
        Charles R. Trimble

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On April 17, 1998, CMC Electronics purchased approximately 58% of the Company's total shares outstanding from the Company's two principal shareholders. On April 11, 2001, an investor group led by ONCAP L.P. ("ONCAP") acquired control of the Company through the acquisition of CMC Electronics.

        On May 14, 2003, the Company acquired CMC Electronics' non-aviation L1 GPS OEM product line. The purchase price was comprised of $150,000 at closing and $600,000 payable over time as a royalty on the revenue generated by this product line. The Company expects the $600,000 royalty payment will be paid out by the end of 2005. The transaction was reviewed and approved by a committee of independent directors of the Board of Directors of the Company.

        From January 2005 to May 11, 2005, CMC Electronics sold approximately 3.7 million Common Shares of NovAtel through open market transactions, reducing its ownership from approximately 55% to approximately 9%.

        In 2004, the Company purchased $1.2 million of products, $218,000 of contracted engineering services and $318,000 of miscellaneous services, primarily legal and insurance related, from CMC Electronics. Also, related to the acquisition of the CMC Electronics' non-aviation L1 GPS OEM product line, the Company and paid royalties of $261,000 to CMC Electronics.

        During 2004, the Company sold $85,000 of products to CMC Electronics, and charged $545,000 in royalties related to sales of a certified aviation GPS receiver.

        On April 5, 2004, the Company and CMC Electronics entered into a strategic co-operation agreement on April 5, 2004, to jointly develop new technology for GPS aviation solutions. The initial term of the agreement is ten years. Under the terms of the agreement, the Company has agreed to develop and supply global positioning products and technology to CMC Electronics. In addition, the Company has agreed to restrictions on its ability to sell its global positioning products and technology to certain specified markets, in consideration for the payment of certain minimum royalty payments.

        In 2004, the Company sold $4.3 million of products to Point, Inc. ("Point"), its joint venture with Sokkia Co., Ltd. ("Sokkia"). In addition, the Company provided $269,000 in facilities, computer systems support and research and development support and charged engineering services of $607,000, to Point. The above financial transactions between the Company and Point are on a gross basis, before intercompany eliminations.

        As at December 31, 2004, the Company and Sokkia had collectively loaned Point US$5.3 million, the Company's share being US$2.6 million. The loans are secured by the assets of Point.

Indebtedness of Directors and Executive Officers

        No executive officer or director of the Company, or any of their associates or affiliates, are or have been indebted to the Company since the commencement of the last completed financial year of the Company, nor have any of the foregoing been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries since the commencement of the last completed financial year.

PERFORMANCE GRAPH

        The following graph compares the percentage change in the Company's cumulative total shareholder return on its Common Shares for the period from December 31, 1999 to December 31, 2004 with the cumulative total return of the Nasdaq Composite Total Return Index (US), as re-stated, and Standard & Poor's 500 Technology Information Index.

        The comparisons in the graph below are based on historical data and are not indicative of, or intended to forecast, the possible future performance of the Company's Common Shares.

OWNERSHIP OF DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

        The following table sets forth the ownership as of June 1, 2005 of those persons known to the Company to own beneficially, directly or indirectly or to exercise control or direction over shares of more than 5% of the Company's Common Shares and each director and executive officer and all directors and officers as a group:

	Shares Beneficially Owned
Name	Shares	Percent
FMR(1)	1,025,000	12.4%
CMC Electronics Inc.(2)	754,500	9.1%
Patrick C. Fenton(3)	75,125	*
Werner Gartner(4)	119,250	1.4%
Farlin A. Halsey(5)	6,000	*
Robert J. Iverach(6)	5,000	*
Jonathan W. Ladd(7)	40,000	*
Tony J. Murfin(8)	18,625	*
Richard D. Orman	—	*
Graham C. Purves(9)	31,923	*
Joel A. Schleicher(10)	3,500	*
Charles R. Trimble(11)	5,250	*
David E. Vaughn	—	*
All directors and executive officers as a group (11 persons)(12)	304,673	3.6%

Notes:

*
Less than 1%.

(1)
The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts, USA, 02109.

(2)
The address of CMC Electronics is 600 Dr. Frederik Philips Boulevard, Ville Saint-Laurent, Quebec, Canada H4M 2S9.

(3)
Represents vested stock options to purchase 75,125 Common Shares of the Company as of June 1, 2005.

(4)
Includes vested stock options to purchase 101,250 Common Shares of the Company as of June 1, 2005.

(5)
Represents vested stock options to purchase 6,000 Common Shares of the Company as of June 1, 2005.

(6)
Represents Common Shares purchased on the open market.

(7)
Includes vested stock options to purchase 20,000 Common Shares of the Company as of June 1, 2005.

(8)
Represents vested stock options to purchase 18,625 Common Shares of the Company as of June 1, 2005.

(9)
Represents vested stock options to purchase 31,923 Common Shares of the Company as of June 1, 2005.

(10)
Represents vested stock options to purchase 3,500 Common Shares of the Company as of June 1, 2005.

(11)
Represents vested stock options to purchase 5,250 Common Shares of the Company as of June 1, 2005.

(12)
Includes vested stock options to purchase 261,673 Common Shares of the Company as of June 1, 2005.

AUDITORS

        At the Annual Meeting, the shareholders will vote on the approval of the appointment of Deloitte & Touche LLP, independent chartered accountants, as independent auditors to audit the consolidated financial statements of the Company for the fiscal year begun January 1, 2005. Deloitte & Touche LLP have been the Company's auditors since June 2002. Arthur Andersen LLP were the Company's auditors from May 1992 to June 2002. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

        The following table sets forth the aggregate fees billed to the Company for the years ended December 31, 2003 and December 31, 2004:

Fees	2003	2004
Audit Fees(1)	$176,120	$361,095
Audit-Related Fees(2)	3,500	—
Tax Fees(3)	48,485	34,012
Other Fees(4)	—	—

Total Fees	$228,105	$395,107

Notes:

(1)
"Audit Fees" consist of fees billed for professional services rendered in connection with the audit of the Company's consolidated annual financial statements, review of the Company's quarterly financial statements and the quarterly and annual regulatory filings thereon. Includes $159,530 related to a proposed public offering of the Company's shares in May, 2004.

(2)
"Audit-Related Fees" consist of fees for professional services rendered in connection with financial accounting and reporting consultations.

(3)
"Tax Fees" consist of fees billed for professional services rendered for tax compliance and tax advice. These services include preparation of the Company's income tax returns, employee-related tax issues and excise tax matters.

(4)
"Other Fees" consist of fees for products and services other than the services reported above.

        Effective February 13, 2003, the Audit Committee required pre-approval of all audit and permissible non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de-minimus exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934.

        The Audit Committee reviews all non-audit related services provided by the independent auditors to the Company, at each quarterly meeting. In 2004, the Audit Committee approved 100% of the non-audit related services provided in 2004.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE APPOINTMENT OF THE AUDITORS.

OTHER MATTERS

        As of the date of this Proxy Statement, there are no other matters which management intends to present or has reason to believe others will present to the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

SHAREHOLDER PROPOSALS

        If any shareholder intends to present a proposal for action at the Company's 2006 Annual Meeting and wishes to have such proposal set forth in management's proxy statement, such shareholder must forward the proposal to the Company so that it is received on or before March 17, 2006. Proposals should be addressed to the Company at 1120 - 68th Avenue N.E., Calgary, Alberta, Canada T2E 8S5, Attention: Corporate Secretary.

COST OF SOLICITATION

        All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to shareholders, will be paid by the Company. It is expected that the solicitation will be primarily by mail. Proxies may also be solicited by personal interviews, telephone or other telecommunication device, by directors, officers and employees of the Company, who will not be specifically remunerated therefor.

APPROVAL BY BOARD OF DIRECTORS

        A copy of the circular has been sent to each director, each shareholder whose proxy is solicited and the auditor of the Corporation.

        The Board of Directors of the Company has approved the contents of this Proxy Statement and its sending to the shareholders.

Dated: June 16, 2005
By Order of the Board of Directors

Werner Gartner, Corporate Secretary

Schedule 1

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I.    Audit Committee Purpose

        The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

  •
  Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

  •
  Monitor the independence and performance of the Company's independent auditors.

  •
  Provide an avenue of communication among the independent auditors, management and the Board of Directors.

        The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties. The Audit Committee has the authority to communicate directly and indirectly with internal and external auditors.

II.    Audit Committee Composition and Meetings

        Until July 31, 2005, the Audit Committee shall be comprised of a minimum of three directors as determined by the Board, the majority of whom shall be independent, non-executive directors, as defined by and to the extent required by the rules of the National Association of Securities Dealers, Inc. and the SEC. Beginning July 31, 2005, the Audit Committee shall be comprised of a minimum of three directors as determined by the Board, each of whom shall be independent, non-executive directors, as defined by and to the extent required by the rules of the National Association of Securities Dealers, Inc. and the SEC; provided that as long as the Company is a "foreign private issuer" (as defined the SEC rules) one member of the Committee may be exempt from the requirements of SEC Rule 10A-3(b)(1)(ii)(B) (which prevents "affiliated persons" from sitting on the Committee) if (1) that member is an affiliate of the foreign private issuer or a representative of such an affiliate, (2) that member has only observer status on, and is not a voting member or the chair of, the Committee, and (3) neither the member nor the affiliate is an executive officer of the foreign private issuer. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

        The members of the Committee may designate a Chair by majority vote of the Committee membership.

        The Audit Committee will meet as often as it determines, but not less frequently than quarterly. The Audit Committee will meet separately with the Chief Executive Officer and the Chief Financial Officer of the Company at least quarterly to review the financial affairs of the Company. The Audit Committee will meet with the independent auditor of the Company at least quarterly, including upon the completion of the annual audit to review the independent auditor's examination and management report, outside the presence of management, and at such other times as it deems appropriate.

III.    Audit Committee Responsibilities and Duties

Review Procedures

1.
Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2.
Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

3.
In consultation with management and the independent auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management responses.

4.
Review with management and the independent auditors the company's quarterly financial results prior to the release of earnings and/or the company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61. The Chair may represent the entire Audit Committee for purposes of this review.

5.
Review the disclosures made to the Audit Committee by the Company's Chief Executive Officer and Chief Financial Officer in connection with the certification requirements for the Company's periodic reports on Form 20-F with respect to any significant deficiencies in the design or operation of internal control over financial reporting or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal control over financial reporting;

6.
Discuss with management and the Company's independent auditors any significant changes to generally accepted accounting principles ("GAAP"), SEC or other regulatory accounting policies or standards and any off-balance sheet structures that could impact the Company's financial statements;

7.
Review and discuss with the independent auditors and management the auditor's reports describing all critical accounting policies and practices to be used, alternative GAAP methods discussed with management, the ramifications of using such alternative methods and the auditor's preferred method, and any other material communications between the auditor and management;

8.
Oversee the adequacy of the Company's system of internal control over financial reporting, including obtaining reports from the independent auditor regarding such controls and reviewing any significant findings and recommendations of the independent auditors and management's responses, including any special remedial steps adopted to address material control deficiencies;

Independent Auditors

9.
The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

10.
Approve the fees and other compensation to be paid to the independent auditors.

11.
On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence. When there is to be a change of auditor, the Committee will review all issues related to the change.

12.
Review the plan for and the scope of the audit and related services, and pre-approve all audit and permissible non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de minimum exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 (the "Exchange Act") that are approved by the Audit Committee prior to the completion of the audit;

13.
Prior to releasing the year end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

14.
Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

15.
Review any problems experienced by the independent auditor in performing the audit, including any restrictions imposed by management or significant accounting issues on which there was a disagreement with management.

Legal Compliance

16.
On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the company's compliance with applicable laws and regulations and inquiries received from regulators or government agencies.

Other Audit Committee Responsibilities

17.
Annually prepare a report to shareholders as required by the SEC. The report should be included in the Company's annual proxy statement.

18.
Perform any other activities consistent with this Charter, the Company's by-laws and governing law, as the Committee or Board deems necessary or appropriate.

19.
Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

20.
Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

21.
Establish procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

22.
Review and pre-approve all transactions between the Company and related parties other than compensation transactions. Related parties mean any director or executive officer of the Company; any nominee for election as a director; any security holder who is known to own of record or beneficially more than five percent of any class of the Company's voting securities; and any member of the immediate family of any of the foregoing persons.

        In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board delegates to it or that are required by applicable laws, rules and regulations.

        The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals will be presented to the full Audit Committee at its next scheduled meeting.

Limitation of Audit Committee's Role

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

The proxyholder is instructed to vote as follows:

		FOR	WITHHOLD FROM VOTING FOR ALL nominees
(1)	The election of each of the nominees to the Board of Directors named in the accompanying Proxy Statement;	☐	☐
or WITHHOLD FROM VOTING FOR the following nominee(s):
If any amendment or variation to the matters identified in the notice of meeting which accompanies this proxy is proposed at the Annual Meeting or any adjournment thereof, or if any other matters properly come before the meeting or any adjournment thereof, this proxy confers discretionary authority to vote on any such amendment or variation or such other matters according to the best judgement of the appointed proxyholder.
		FOR	AGAINST	ABSTAIN
(2)	To appoint Deloitte & Touche LLP as the auditors of NovAtel;	☐	☐	☐
		FOR	AGAINST	ABSTAIN
(3)	To approve the amendments to the NovAtel Inc. Employee Stock Option Plan, including the increase in the number of shares authorized for issuance thereunder by 335,000, as further set out in the Proxy Statement;	☐	☐	☐
		FOR	AGAINST	ABSTAIN
(4)	To approve the amendments to the NovAtel Inc. Directors Stock Option Plan, including the increase in the number of shares authorized for issuance thereunder by 45,000, as further set out in the Proxy Statement;	☐	☐	☐

The undersigned hereby confers sole authority on the proxyholder to act at the Annual Meeting for and on behalf of and in the name of the undersigned and to cast the number of votes that the undersigned would be entitled to cast if personally present at the Annual Meeting, the undersigned hereby ratifying and confirming and agreeing to ratify and confirm all that the proxyholder may lawfully do by virtue hereof with respect to the resolutions referred to above.

The undersigned hereby revokes any proxy previously given in respect of the Annual Meeting.

Signature	Signature	Date

The signature should correspond exactly with the name appearing on the certificate evidencing your Common Shares. If more than one name appears, all should sign. Joint owners should each sign personally.

FOLD AND DETACH HERE

SHAREHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS
PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO
POSTAGE IF MAILED IN THE UNITED STATES OR CANADA.

NOTES

1.
A shareholder has the right to appoint a person other than the persons designated in the above form of proxy to attend, act and vote for him on his behalf at the Annual Meeting. To exercise such right the shareholder may strike out the names of the specified persons and insert the name of the shareholder's desired proxyholder in the blank space provided or may complete another appropriate proxy and, in either case, should deliver the completed proxy to the Company before the time of the Annual Meeting. Any shareholder signing a proxy in the form accompanying this proxy statement has the power to revoke it at any time insofar as it has not been exercised by depositing a duly exercised instrument in writing revoking the proxy either at the Company's office at any time up to and including the last business day preceding the day of the Annual Meeting or any adjournment thereof at which the proxy is to be used or with the Chairman of the Annual Meeting on the day of the Annual Meeting or any adjournment thereof or in any other manner permitted by law.

2.
The instrument of proxy will not be valid unless it is dated and signed by the shareholder or by his attorney duly authorized by him in writing, or, in the case of a corporation, is executed by an officer or officers or attorney for the corporation. If the instrument of proxy is executed by an attorney for an individual shareholder or joint shareholders or by an attorney for an individual shareholder or joint shareholders or by an officer or officers or attorney of a corporate shareholder, the instrument so empowering the officer or officers or the attorney, as the case may be, or a notarial copy thereof, should accompany the proxy instrument.

3.
The instrument of proxy to be effective must be deposited with Mellon Investor Services, L.L.C., Proxy Processing, P.O. Box 3315, South Hackensack, NJ 07606, not less than forty-eight (48) hours before the time for holding the Annual Meeting.

4.
If this proxy is not dated in the space provided, it is deemed to bear the date on which it was mailed by the Company.

NOVATEL INC.
(the "Company")

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS JULY 29, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND THE
MANAGEMENT OF THE COMPANY

        The undersigned holder of Common Shares hereby appoints Jonathan W. Ladd, President and Chief Executive Officer, or failing him, Werner Gartner, Executive Vice President and Chief Financial Officer, or either of them, or instead of either of the foregoing,                                                                  , as proxyholder, with full power of substitution, to attend, to act and to vote all Common Shares in the capital of the Corporation owned by the undersigned at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the Company's headquarters at 1120 - 68th Avenue N.E., Calgary, Alberta, Canada T2E 8S5, on Friday, July 29, 2005, commencing at 9:00 a.m. (local time), and any adjournment thereof and at every poll which may take place in consequence thereof upon the matters which may come before the Annual Meeting.

        This proxy is solicited by or on behalf of the Board of Directors and the management of the Company. The Common Shares represented by this proxy will be voted for or against, or voted or withheld from voting on any motion by ballot or otherwise in accordance with any indicated instructions. If no direction is indicated, the votes represented by this proxy will be voted FOR the resolutions set out below. If no direction is indicated and a person other than the persons specified in the preceding paragraph is appointed as proxyholder, then votes represented by this proxy will be voted at the discretion of the proxyholder appointed.

(Continued and to be signed on reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

QuickLinks

EXHIBIT 2
PROXY STATEMENT
VOTING SECURITIES
FORM 20-F
ELECTION OF DIRECTORS
FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS
EXECUTIVE COMPENSATION
AMENDMENTS TO EMPLOYEE STOCK OPTION PLAN
AMENDMENTS TO DIRECTORS STOCK OPTION PLAN
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PERFORMANCE GRAPH
OWNERSHIP OF DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS
AUDITORS
OTHER MATTERS
SHAREHOLDER PROPOSALS
COST OF SOLICITATION
APPROVAL BY BOARD OF DIRECTORS
Schedule 1 CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS